Exhibit 4.1

September 19, 2013

Consent of Independent Auditor

We hereby consent to the incorporation by reference in this Registration Statement on Form F-8 of Denison Mines Corp. of our auditor’s report dated March 7, 2013 relating to the consolidated financial statements of Denison Mines Corp. as at December 31, 2012 and 2011 and for each of the two years ended December 31, 2012, and the effectiveness of internal control over financial reporting, which is incorporated by reference in this Registration Statement on Form F-8.

/s/ PricewaterhouseCoopers LLP
Chartered Profession Accountants, Licensed Public Accountants

PricewaterhouseCoopers LLP

Toronto, Ontario, Canada